EXHIBIT 15


     Western Publishing Group, Inc.
     New York, New York

     We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Western Publishing Group, Inc. and subsidiaries for the periods ended October 28, 1995 and October 29, 1994, as indicated in our report dated December 11, 1995; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 28, 1995, is incorporated by reference in the following Registration Statements:

          Form S-8:
              File No. 33-18430
              File No. 33-18692
              File No. 33-18693
              File No. 33-28019

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

     Deloitte & Touche LLP
     Milwaukee, Wisconsin
     December 11, 1995

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